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                                                                   EXHIBIT 10.10

                               SERVICE AGREEMENT

         THIS AGREEMENT effective the 6th day of March 1996 (the "Effective Date") by and between RONALD C. LASSITER, ("RCL") and DANIEL INDUSTRIES, INC., ("Daniel").

         WHEREAS RCL is willing to serve as Chairman of the Board of Directors (the "Board") of Daniel and Chairman of the Executive Committee (the "Committee") of the Board, and to provide Daniel with business services as requested by Daniel; and,

         WHEREAS Daniel is desirous of having RCL serve as Chairman of the Board and of the Committee and of obtaining business services from RCL.

         NOW THEREFORE it is agreed as follows:

         1. From the effective date of this agreement until December 31, 1996, RCL shall serve as Chairman of the Board and of the Committee, until his successor is elected and qualified and will provide such additional business services as requested by Daniel.

         2. In consideration of RCL serving as Chairman of the Board and the Committee, Daniel hereby agrees to pay RCL deferred compensation under the terms and conditions set forth herein. Daniel shall establish a deferred compensation ledger on its books (the "Account") which shall reflect the amount of the Daniel's obligation to RCL hereunder at any given time.

         3. As of March 6, 1996, Daniel will credit RCL's Account with 6,558 shares of Daniel's common stock. The 6,558 shares of common stock being the equivalent of One Hundred Thousand Nine dollars and 50/100 ($100,009.50) using the closing price of Daniel common stock on the New York Stock Exchange on March 6, 1996 which was $15.25 per share. Thereafter, RCL shall be paid an amount equal to any cash dividend that would have been paid on the number of shares credited to his Account
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                 as if the shares listed in the deferred compensation ledger had been issued and were outstanding at the time the dividend is payable to the stockholders. The number of shares of stock credited to RCL's Account will be adjusted for all stock dividends, stock splits and all other transactions as if the shares listed in the ledger had been issued and were outstanding on the date of the transaction, rounding up to the next whole share.

         4. In the event the stockholders do not approve the payment of the deferred compensation in shares of Daniel common stock, Paragraph 3 hereof shall become void and RCL shall have One Hundred Thousand Nine dollars and 50/100 ($100,009.50) credited to the deferred compensation ledger on Daniel's books. The cash compensation shall accrue interest, compounded annually, using the yearly average of the prime rate set by Texas Commerce Bank.

         5. The deferred compensation credited to the Account pursuant to either Paragraphs 3 or 4 hereof, shall be delivered on March 5, 2001 pursuant to RCL's letter to W. A. Griffin, III dated as of March 6, 1996, copy attached.

         6. In the event RCL does not continue as Chairman or declines to furnish business services prior to January 1, 1997, Daniel shall have no obligation to pay RCL deferred compensation pursuant to this Agreement.

         7. Notwithstanding Paragraph 6, in the event of RCL's death before December 31, 1996, the pro rata share of the compensation to which RCL would have been entitled if he served until December 31, 1996 shall be delivered to his executor(s)/ administrator(s) as soon as they are duly elected and qualified.

         8. It is specifically recognized by Daniel and RCL that this Agreement is only a general corporate obligation of Daniel and RCL and his spouse or estate must rely upon the general credit of the company for fulfillment of its obligations under this Agreement.
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                 No specific assets of the company have been set aside or
                 pledged nor shall any assets be pledged or set aside in any manner in the future in any form in which they cannot be reached by the general creditors of the company to assure the performance by the company of its obligations under this Agreement. It is intended that this Agreement shall be unfunded for tax purposes.

         9. Daniel will calculate the deductions from the amount of the compensation paid under this Agreement for any taxes required to be withheld by federal, state or local government and will cause them to be withheld, when due and payable.

         10. If any term, provision, covenant or condition of this Agreement is held to be invalid, void or otherwise unenforceable, the remaining portions of this Agreement will remain in full force and effect and will in no way be affected, impaired or invalidated.

         11. This Agreement shall be construed, administered and governed in all respect by the laws of the State of Texas.

         IN WITNESS WHEREOF, this Agreement has been executed effective as of the date first written above.



                                           DANIEL INDUSTRIES, INC.

                                        By:
                                           ------------------------------------
                                           W. A. GRIFFIN, III


                                           ------------------------------------
                                           RONALD C. LASSITER